SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

BY AND AMONG

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.,

BARRON PARTNERS LP

AND

EOS HOLDINGS, LLC

DATED

FEBRUARY 25, 2008

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of February, 2008 between Entech Environmental Technologies, Inc., a Florida corporation (the “Company”), and each of the parties signatory hereto (each an “Investor”, and collectively, the “Investors”).

RECITALS

WHEREAS, the Investors wish to purchase from the Company, upon the terms and subject to the conditions of this Agreement, for the Purchase Price, as hereinafter defined, an aggregate of (i) 2,833,333 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), with each share of Series B Preferred Stock being initially convertible into one (1) share of the Company’s common stock, par value $0.001 per share (“Common Stock”), subject to adjustment, and (ii) common stock purchase warrants to purchase Seven Million (7,000,000) shares of Common Stock at Three Dollar ($3.00) per share (collectively, the “Warrants”).

WHEREAS, the Investors are purchasing Securities in the amounts set forth in Schedule A of this Agreement;

WHEREAS, the parties intend to memorialize the terms on which the Company will sell to the Investors and the Investors will purchase the Securities;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1

INCORPORATION BY REFERENCE AND DEFINITIONS

1.1 Incorporation by Reference. The foregoing recitals and the exhibits and schedules attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2 Supersedes Other Agreements. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties, shall supersede such instrument or understanding to the fullest extent permitted by law. A copy of this Agreement shall be filed at the Company’s principal office.

1.3 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

1.3.1 “4.9% Limitation” has the meaning set forth in Section 2.1.2 of this Agreement.

1.3.2 “1933 Act” means the Securities Act of 1933, as amended.

1.3.3 “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.3.4 “Affiliate” means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control,” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

1.3.5 “Articles” means the Articles of Incorporation of the Company, as the same may be amended from time to time.

1.3.6 “Authorized Stock Proviso” has the meaning set forth in Section 4.4.3 of this Agreement.

1.3.7 “Board of Directors” means the Board of Directors of the Company

1.3.8 “Bylaws” means the Bylaws of the Company, as the same may be amended from time to time.

1.3.9 “Certificate of Designation” means the Certificate of Designations, Preferences and Rights, with respect to the Series B Preferred Stock. The Certificate of Designation shall be in substantially the form of Exhibit A to this Agreement.

1.3.10 “Closing” means the consummation of the transactions contemplated by this Agreement, all of which transactions shall be consummated simultaneously.

1.3.11 “Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

1.3.12 “Closing Escrow Agreement” shall mean the agreement between the Company, the Investors and the Escrow Agent pursuant to which securities are deposited into escrow to be held as provided in Section 6 of this Agreement. The Closing Escrow Agreement shall be in substantially the form of Exhibit B to this Agreement.

1.3.13 “Common Stock” means the Company’s common stock, which is presently designated as the common stock, par value $0.001 per share.

1.3.14 “Company’s Governing Documents” means the Articles and Bylaws.

1.3.15 “Escrow Agent” means Tri-State Tile and Escrow, LLC, a Virginia limited liability company.

1.3.16 “Escrow Agreement” means the Escrow Agreement dated February 7, 2008, among the Company, the Investors and the Escrow Agent. The Escrow Agreement shall be in substantially the form of Exhibit C to this Agreement.

1.3.17 “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors and consultants (other than consultants whose services relate to the raising of funds) of the Company pursuant to any stock or option plan that was or may be adopted by (i) a majority of independent members of the Board of Directors or (ii) a majority of the members of a committee of independent directors established for compensatory purposes, (b) securities upon the exercise or conversion of any securities issued hereunder or pursuant to other Transaction Documents, the Series B Preferred Stock, the Warrants and the Certificate of Designation and (c), (d) securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions provided, with respect to clause (e), any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business which the Board of Directors believes is beneficial to the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

1.3.18 “Florida Law” shall mean the Florida Business Corporation Act, as amended from time to time.

1.3.19 “Fully Diluted Shares Outstanding” means all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options (whether or not vested) regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are “in the money,” or (iii) such shares may be issued as a result of the 4.9% Limitation.

1.3.20 “GAAP” means United States generally accepted accounting principles consistently applied.

1.3.21 “Make Good Escrow Stock” means 2,000,000 shares of Series B Preferred Stock.

1.3.22 “Material Adverse Effect” means any adverse effect on the business, operations, properties or financial condition of the Company or any of its Subsidiaries that is material and adverse to the Company and its Subsidiaries taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company or any Subsidiary to perform any of its material obligations under this Agreement, the Registration Rights Agreement or the Warrants or to perform its obligations under any other material agreement.

1.3.23 “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

1.3.24 “Preferred Stock” means the Company’s authorized preferred stock, par value $0.001 per share.

1.3.25 “Pre-Tax Income” means, with respect to any complete fiscal year, income before income taxes determined in accordance with GAAP plus (a) any cash or non-cash charges relating to the transaction contemplated by the Transaction Documents (including, without limitation, any charges for derivative instruments), minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items of income or gain. Pre-Tax Income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP.

1.3.26 “Pre-Tax Income Per Share” means with respect to a particular fiscal year, the Pre-Tax Income for such fiscal year divided by the Fully Diluted Shares Outstanding at the end of such fiscal year.

1.3.27 “Purchase Price” means the three million and four hundred thousand dollars ($3,400,000) to be paid by the Investors to the Company for the Securities.

1.3.28 “Registration Rights Agreement” means the registration rights agreement by and among the Investors and the Company in substantially the form of Exhibit D to this Agreement.

1.3.29 “Registration Statement” means the registration statement under the 1933 Act to be filed with the SEC for the registration of the Shares pursuant to the Registration Rights Agreement.

1.3.30 “Required Pre-Tax Income Per Share” means with respect to a particular fiscal year, the applicable Target Number (as defined in Section 6.16) for such fiscal year divided by the Fully Diluted Shares Outstanding at the end of such fiscal year.

1.3.31 “Restricted Stockholders” shall have the meaning set forth in Section 6.17 of this Agreement.

1.3.32 “Restriction Termination Date” shall mean the date on which the Investors shall have (a) converted or sold all shares of Series B Preferred Stock and exercised or sold all Warrants (other than Warrants that shall have expired unexercised) and (b) sold the underlying Shares (other than the shares issuable upon exercise of the Warrants that shall have expired unexercised) in the public market.

1.3.33 “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

1.3.34 “Securities” means the shares of Series B Preferred Stock, the Warrants and the Shares.

1.3.35 “SEC” means the Securities and Exchange Commission.

1.3.36 “SEC Documents” means, at any given time, the Company’s latest Form 10-K or Form 10-KSB, all Forms 10-Q or 10-QSB, 8-K and all proxy statements or information statements filed between the date the most recent Form 10-K or Form 10-KSB was filed and the date as to which a determination is being made.

1.3.37 “Series B Preferred Stock” means the shares of Series B Preferred Stock having the rights, preferences and privileges and subject to the limitations set forth in the Certificate of Designation.

1.3.38 “Shares” means, collectively, the shares of Common Stock issued or issuable (i) upon conversion of the Series B Preferred Stock and (ii) upon exercise of the Warrants.

1.3.39 “Share Exchange Agreement” means the share exchange agreement dated February ___, 2008 by and among the Company, Terrence Leong, and the shareholders of Pacific Industry Holding Group Co., Ltd..

1.3.40 “Subsidiary” means an entity in which the Company and/or one or more other Subsidiaries directly or indirectly own either 50% of the voting rights or 50% of the equity interests.

1.3.41 “Subsequent Financing” means any offer and sale of shares of Preferred Stock or debt that is initially convertible into shares of Common Stock or otherwise senior or superior to the Series B Preferred Stock.

1.3.42 “Target Number” with respect to any fiscal year, has the meaning set forth in Section 6.16 of this Agreement.

1.3.43 “Total Shares” means the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants, as adjusted from time to time in accordance with the Certificate of Designation and the terms of the Warrants.

1.3.44 “Transaction Documents” means this Agreement, all schedules and exhibits attached hereto, the Share Exchange Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement, the Closing Escrow Agreement, the Escrow Agreement and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby.

1.3.45 “Warrants” means the common stock purchase warrants in substantially the form of Exhibits E-1 to this Agreement.

1.4 All references in this Agreement to “herein” or words of like effect, when referring to preamble, recitals, article and section numbers, schedules and exhibits shall refer to this Agreement unless otherwise stated.

Article 2

SALE AND PURCHASE OF SECURITIES; PURCHASE PRICE

2.1 Sale of Securities.

2.1.1 Upon the terms and subject to the conditions set forth herein, and in accordance with applicable law, the Company agrees to sell to the Investors, and each Investor agrees to purchase from the Company, on the Closing Date, the number of Securities and for the Purchase Price set forth after such Investor’s name on Schedule A attached hereto. At or prior to the Closing each Investor shall wire the portion of the Purchase Price set forth opposite such Investor’s name on Schedule A to the Escrow Agent, who shall release the Purchase Price to the Company upon receipt of instructions from the Investors and the Company as provided in the Escrow Agreement. The Company shall cause the Securities to be issued to the Investors upon the release of the Purchase Price to the Company by the Escrow Agent pursuant to the terms of the Escrow Agreement.

2.1.2 Except as expressly provided in the Certificate of Designation, the Investors shall not be entitled to convert the Series B Preferred Stock into shares of Common Stock or to exercise the Warrants to the extent that such conversion or exercise would result in beneficial ownership by the Investors and their respective Affiliates of more than 4.9% of the then outstanding number of shares of Common Stock on such date after giving effect to such conversion or exercise. For the purposes of this Agreement, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, and Regulation 13d-3 thereunder. The limitation set forth in this Section 2.1.2 is referred to as the “4.9% Limitation.”

Article 3

CLOSING DATE AND DELIVERIES AT CLOSING

3.1 Closing Date. The Closing of the transactions contemplated by this Agreement, unless expressly determined herein, shall be held at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, New York, New York 10022, at 2:00 P.M. local time, on __________ or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow (the “Closing Date”).

3.2 Deliveries by the Company. In addition to and without limiting any other provision of this Agreement, the Company agrees to deliver, or cause to be delivered, to the Escrow Agent under the Closing Escrow Agreement, the following:

(a) At or prior to Closing, an executed Agreement with all exhibits and schedules attached hereto;

(b) At the Closing, shares of Series B Preferred Stock and Warrants in the name of the Investors in the numbers set forth in Schedule A to this Agreement;

(c) The executed Registration Rights Agreement;

(d) The executed Escrow Agreement and Closing Escrow Agreement;

(e) Copies of all SEC correspondence, if any, since the last Form 10-KSB and any correspondence which was issued prior to the last Form 10-KSB, if any, which has not been resolved to the satisfaction of the SEC;

(f) Schedule of all amounts owed (cash and stock) to officers, consultants and key employees (salary, bonuses, etc.);

(g) Certifications in form and substance acceptable to the Company and the Investors from any and all brokers or agents involved in the transactions contemplated hereby as to the amount of commission or compensation payable to such broker or agent as a result of the consummation of the transactions contemplated hereby and from the Company or Investors, as appropriate, to the effect that reasonable reserves for any other commissions or compensation that may be claimed by any broker or agent have been set aside

(h) Copies of management letters from the Company’s registered independent accounting firm issued in connection with the Company’s most recent audit;

(i) Evidence of approval by the Board of Directors of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby;

(j) Agreements from the Restricted Stockholders pursuant to Section 6.17 of this Agreement;

(k) Good standing certificate from the Secretary of State of the State of Florida;

(l) Copy of the Company’s Articles and the Certificate of Designation, as currently in effect, certified by the Secretary of State of the State of Florida;

(m) An opinion from the Company’s legal counsel, Guzov Ofsink, LLC, concerning this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby in form and substance reasonably acceptable to the Investors;

(n) Executed disbursement instructions pursuant to the Escrow Agreement, which shall provide that the Escrow Agent continue to hold $100,000 to pay the Company’s anticipated obligations to its investor relations company;

(o) Copies of (i) all executive employment agreements which have not been disclosed in the Company’s Form 10-KSB for the year ended December 31, 2006, (ii) all past and present financing documents or other documents where stock could potentially be issued or issued as payment, (iii) all past and present material litigation documents which have not been disclosed in the Company’s Form 10-KSB for the year ended December 31, 2006; and

(p) Such other documents or certificates as shall be reasonably requested by the Investors or their counsel.

3.3 Deliveries by the Investors. In addition to and without limiting any other provision of this Agreement, the Investors agree to deliver, or cause to be delivered, to the Escrow Agent under the Closing Escrow Agreement, the following:

(a) The Purchase Price;

(b) The executed Agreement with all exhibits and schedules attached hereto;

(c) The executed Registration Rights Agreement;

(d) The executed Escrow Agreement and the Closing Escrow Agreement;

(e) The executed disbursement instructions pursuant to the Escrow Agreement; and

(f) Such other documents or certificates as shall be reasonably requested by the Company or its counsel.

3.4 Delivery of Original Documents. In the event any document provided to the other party in Paragraphs 3.2 and 3.3 herein is provided by facsimile, the party shall forward an original document to the other party within seven (7) business days.

3.5 Further Assurances. The Company and the Investors shall, upon request, on or after the Closing Date, cooperate with one other by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

3.6 Waiver. The Investors may waive any of the requirements of Section 3.2 of this Agreement, and the Company may waive any of the provisions of Section 3.3 of this Agreement. The Investors may also waive any of the requirements of the Company under the Escrow Agreement and the Closing Escrow Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors as of the date hereof and as of Closing Date (which warranties and representations shall survive the Closing regardless of any examinations, inspections, audits and other investigations the Investors have heretofore made or may hereinafter make with respect to such warranties and representations) as set forth below. The Investors are entering into this Agreement in reliance on the representations and warranties set forth in this Agreement and no reliance is being placed on oral representations, if any, that may have been made prior to the execution and delivery of this Agreement.

4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction where the nature of the businesses conducted by it or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified will not have a Material Adverse Effect on the business, operations, properties, assets, financial condition or results of operation of the Company and its Subsidiaries taken as a whole.

4.2 Company’s Governing Documents. Complete and correct copies of the Company’s Governing Documents (a) have been provided to the Investors and (b) have been filed with the SEC in accordance with the regulations of the SEC and (c) will be in full force and effect on the Closing Date.

4.3 Capitalization.

4.3.1 The authorized and outstanding capital stock of the Company as of the date of this Agreement and as adjusted to reflect the issuance and sale of the Securities pursuant to this Agreement and the other Transaction Documents is set forth in Schedule 4.3.l to this Agreement. Schedule 4.3.1 also lists all shares issuable pursuant to employment, consulting and other services agreements, acquisition agreements, options and equity-based incentive plans, debt securities, convertible securities, warrants, financing or business relationships as well as each agreement, plan, arrangement or understanding pursuant to which any shares of any class of capital stock may be issued (except as previously disclosed in the Company’s filings with the SEC and except for shares issuable hereunder or under the other Transaction Documents), a copy of each of which has been provided to the Investors.

4.3.2 All shares of capital stock to be issued pursuant to this Agreement have been duly authorized and when issued, will be validly issued, fully paid and non-assessable and free of preemptive rights.

4.3.3 Except pursuant to this Agreement, the other Transaction Documents and as set forth in Schedule 4.3.1 or as previously disclosed in the Company’s filings with the SEC, as of the date hereof, there are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company, or agreements, understandings or arrangements to which the Company is a party, or by which the Company is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of any class of its capital stock. The Company agrees to inform the Investors in writing of any additional warrants or other awards granted prior to the Closing Date.

4.4 Authority.

4.4.1 The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Securities, the Registration Rights Agreement, the Escrow Agreement and any other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Securities, the Registration Rights Agreement, the Escrow Agreement and any other Transaction Documents to which the Company is a party, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby and thereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any granting of equitable relief is in the discretion of the court.

4.4.2 The Securities, when issued pursuant to this Agreement, constitute the legal, valid, and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any granting of equitable relief is in the discretion of the court. The Certificate of Designation has been approved by the Board of Directors. Upon the filing of the Certificate of Designation, the Series B Preferred Stock, when issued, will be duly and validly authorized and issued, fully paid and non-assessable. The Warrants constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any granting of equitable relief is in the discretion of the court. All the Securities, when so issued, will be free and clear of all liens, charges, claims, options, pledges, restrictions, preemptive rights, rights of first refusal and encumbrances whatsoever (other than those, if any, incurred by the Investors).

4.4.3 Notwithstanding any contrary representations and warranties, no representation is made with respect to the ability of any Investor to convert the Series B Preferred Stock or exercise any Warrant if and to the extent that the conversion price of the Series B Preferred Stock, as defined in the Certificate of Designation, or the number of shares of Common Stock issuable upon exercise of the Warrants would result in the issuance of a number of shares of Common Stock which is greater than the amount by which the authorized shares of Common Stock exceeds the sum of the outstanding Common Stock and the shares of Common Stock reserved for issuance pursuant to outstanding agreements and outstanding options, warrants, rights, convertible securities and other securities upon the exercise or conversion of which (or pursuant to the terms of which) additional shares of Common Stock may be issuable (the foregoing proviso being referred to as the “Authorized Stock Proviso”).

4.5 No Conflict; Required Filings and Consents. Neither the issuance of the Securities, nor the execution and delivery of this Agreement and other Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder will: (i) conflict with or violate the Company’s or any Subsidiary’s Governing Instruments; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, “Laws”) in effect as of the date of this Agreement and applicable to the Company or any Subsidiary; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets is bound, other than (with respect to clauses (i), (ii) and (iii) above) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens that would not, in the aggregate, have a Material Adverse Effect and except to the extent that stockholder approval may be required as a result of the Authorized Stock Proviso, in which event, the Company will seek stockholder approval to effect an increase in the authorized Common Stock sufficient to enable the Company to be in compliance with this Section 4.5.

4.6 Report and Financial Statements. Set forth in Schedule 4.4 attached hereto is Shaanxi Tianren’s audited consolidated financial statements, certified by Child, Van Wagoner & Bradshaw, PLLC (the “Auditor”), Shaanxi Tianren’s independent registered accounting firm. Each of the consolidated balance sheets contained in Schedule 4.4 fairly presents the financial position of the Company, as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows (including any related notes and schedules thereto) fairly presents the results of operations, cash flows and changes in stockholders’ equity, as the case may be, of Shaanxi Tianren for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved. The Auditor is independent as to Shaanxi Tianren in accordance with the rules and regulations of the SEC. The books and records of Shaanxi Tianren and its subsidiaries have been, and are being, maintained in all material respects in accordance applicable legal and accounting requirements and reflect only actual transactions.

4.7 Compliance with Applicable Laws. Neither the Company nor any Subsidiary is in violation of, or, to the knowledge of the Company is under investigation with respect to, or has been given notice or has been charged with the violation of, any Law of a governmental agency, except for violations which individually or in the aggregate do not have a Material Adverse Effect.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.9 SEC Documents. The Investors acknowledge that the Company is a publicly held company and has made available to the Investors upon request true and complete copies of any requested SEC Documents. The Company has registered its Common Stock pursuant to Section 12(d) of the 1934 Act, and the Common Stock is quoted and traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. The Company has received no notice, either oral or written, with respect to the continued quotation or trading of the Common Stock on the OTC Bulletin Board. The Company has not provided to the Investors any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. The SEC Documents, taken as a whole, complied in all material respects with the requirements of the 1934 Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 Litigation. To the knowledge of the Company, no litigation, claim, or other proceeding before any court or governmental agency is pending or to the knowledge of the Company, threatened against the Company, the prosecution or outcome of which may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

4.11 [Intentionally Omitted.]

4.12 Exemption from Registration. Subject to the accuracy of each Investor’s representations in Article V of this Agreement, except as required pursuant to the Registration Rights Agreement, the sale of the Series B Preferred Stock and Warrants by the Company to such Investor will not require registration under the 1933 Act. When issued upon conversion of the Series B Preferred Stock or upon exercise of the Warrants in accordance with their terms, the shares of Common Stock underlying the Series B Preferred Stock and the Warrants will be duly and validly authorized and issued, fully paid, and non-assessable. The Company is issuing the Series B Preferred Stock and the Warrants in accordance with and in reliance upon the exemption from registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933 Act, and/or Section 4(2) of the 1933 Act.

4.13 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its Affiliates nor, to the knowledge of the Company, any Person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D as promulgated by the SEC under the 1933 Act) or general advertising with respect to the sale of the Series B Preferred Stock or Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Series B Preferred Stock or Warrants under the 1933 Act, except as required herein and the other Transaction Documents.

4.14 No Material Adverse Effect. Since December 31, 2006, no event or circumstance resulting in a Material Adverse Effect has occurred or exists with respect to Shaanxi Tianren. No material supplier or customer has given notice, oral or written, that it intends to cease or reduce the volume of its business with Shaanxi Tianren from historical levels. Since December 31, 2006, no event or circumstance has occurred or exists with respect to Shaanxi Tianren or its businesses, properties, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by Shaanxi Tianren but which has not been so publicly announced or disclosed in writing to the Investors.

Material Non-Public Information. The Company has not disclosed to the Investors any material non-public information that (i) if disclosed, would reasonably be expected to have a material effect on the price of the Common Stock or (ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed. After the Closing Date, the Company shall not communicate with Barron in any way, including phone conversations, e-mails, and all other forms of communication, any material information which is not already disclosed in previously filed SEC documents. If after the Closing, the Company provides Barron material non-public information, the Company will within 24 hours file a report on Form 8-K or on another appropriate form of report to disclose that information to the general public.

4.15 Internal Controls And Procedures. Shaanxi Tianren maintains books and records and internal accounting controls which provide reasonable assurance that (i) all transactions to which Shaanxi Tianren is a party or by which its properties are bound are executed with management’s authorization; (ii) the recorded accounting of the Company’s consolidated assets is compared with existing assets at regular intervals; (iii) access to Shaanxi Tianren’s consolidated assets is permitted only in accordance with management’s authorization; and (iv) all transactions to which Shaanxi Tianren is a party or by which any of its properties are bound are recorded as necessary to permit preparation of the financial statements of the Tianren in accordance with the applicable accounting rules, and with respect to any such financial statements prepared for the fiscal years 2005 and 2005 and the interim period ended September 30, 2007, in accordance with GAAP.

4.16 Full Disclosure. No representation or warranty made by the Company in this Agreement and no certificate or document furnished to the Investors pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, taken as a whole and in the light of the circumstances under which they were made herein or therein, not misleading.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor represents and warrants to the Company as of the date hereof and as of Closing Date (which warranties and representations shall survive the Closing regardless of any examinations, inspections, audits and other investigations the Company has heretofore made or may hereinafter make with respect to such warranties and representations) as set forth below:

5.1 Concerning the Investor. The state in which any offer to purchase shares hereunder was made or accepted by the Investor is the state shown as the Investor’s address. The Investor was not formed for the purpose of investing solely in the Securities.

5.2 Authorization and Power. The Investor has the requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement, the Escrow Agreement and any other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Investor is necessary to authorize the foregoing agreements or to consummate the transactions contemplated hereby or thereby. This Agreement, the Registration Rights Agreement, the Escrow Agreement, the Closing Escrow Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Investor and at the Closing shall constitute legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors’ rights and except that any granting of equitable relief is in the discretion of the court.

5.3 No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Escrow Agreement and the other Transaction Documents to which the Investor is a party, and the consummation by the Investor of the transactions contemplated hereby or thereby or relating hereto or thereto do not and will not (i) result in a violation of the Investor’s charter documents or bylaws where appropriate or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of the Investor’s obligations under this Agreement, the Registration Rights Agreement, the Closing Escrow Agreement, the Escrow Agreement and the other Transaction Documents to which the Investor is a party, or to purchase the Securities from the Company in accordance with the terms hereof.

5.4 Financial Risks. The Investor acknowledges that the Investor is able to bear the financial risks associated with an investment in the Securities being purchased by the Investor from the Company and that it has been given full access to such records of the Company and its Subsidiaries and to the officers of the Company and its Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Investor is capable of evaluating the risks and merits of an investment in the securities being purchased by the Investor from the Company by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Investor is capable of bearing the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.5 Accredited Investor. The Investor is (i) an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind and under the terms and conditions described in this Agreement and the other Transaction Documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement and the other Transaction Documents, (iv) able to afford the entire loss of its investment in the securities being purchased by the Investor from the Company.

5.6 Brokers. Except as set forth on Schedule 5.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or Commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Investor.

5.7 Knowledge of Company. The Investor and its advisors, if any, have been, upon request, furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the securities being purchased by the Investor from the Company. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

5.8 Risk Factors. The Investor understands that the Investor’s investment in the securities being purchased by the Investor from the Company involves a high degree of risk. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being purchased by the Investor from the Company. The Investor warrants that the Investor is able to bear the complete loss of its investment in the securities being purchased by the Investor from the Company.

5.9 Full Disclosure. No representation or warranty made by the Investor in this Agreement and no certificate or document furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Except as set forth or referred to in this Agreement, the Investor does not have any agreement or understanding with any person relating to acquiring, holding, voting or disposing of any securities of the Company.

Article 6

COVENANTS OF THE COMPANY

6.1 Reservation of Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, the maximum number of Shares for the purpose of enabling the Company to issue the shares issuable on conversion of the Series B Preferred Stock and on exercise of the Warrants without giving effect to any adjustments.

6.2 Compliance with Laws. The Company hereby agrees to comply in all material respects with the Company’s reporting, filing and other obligations under the securities Laws.

6.3 Exchange Act Registration. The Company will continue its obligation to report to the SEC under Section 12 of the 1934 Act and will use its best efforts to comply in all material respects with its reporting and filing obligations under the 1934 Act, and will not take any action or file any document (whether or not permitted by the 1934 Act or the rules thereunder) to terminate or suspend any such registration or to terminate or suspend its reporting and filing obligations under the 1934 except as permitted under the Transaction Documents until the Investors have disposed of all of their Shares.

6.4 Corporate Existence; No Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.5 Listing, Securities Exchange Act of 1934 and Rule 144 Requirements. The Company shall not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act except as permitted under the Transaction Documents. The Company will take all action necessary to continue the quotation or listing of its Common Stock on the OTC Bulletin Board or other exchange or market on which the Common Stock is trading or may be traded in the future. If, for any time after the Closing, the Company is no longer no longer regulated by the Securities Exchange Act of 1934 or is not a fully reporting Company, then, subject to the limit set forth in Section 6.27, the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to fourteen percent (14%) of the Purchase Price per annum, payable monthly in cash calculated based on the number of days that the Company shall not be in compliance with this Section 6.5. Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as the Investors may reasonably request, all to the extent required from time to time to enable the Investors to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of an Investors, the Company shall deliver to such Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

6.6 Preferred Stock. On or prior to the Closing Date, the Company will cause to be canceled all preferred stock in the Company with the exceptions of Preferred Stock issued to the Investors. For a period of three years from the Closing Date, for so long as the Investors shall continue to beneficially own 20% of the Series B Preferred Stock issued hereunder, the Company will not issue any preferred stock of the Company with the exception of Preferred Stock issued to the Investors.

6.7 Convertible Debt. On or prior to the Closing Date, the Company will cause to be cancelled all convertible debt in the Company. For a period of three years from the Closing Date, for so long as the Investors shall continue to beneficially own 20% of the Series B Preferred Stock issued hereunder, the Company will not issue any convertible debt.

6.8 [Intentionally omitted.]

6.9 No Outside Interests. Until the Restriction Termination Date, the Company’s chairman, chief executive officer, chief financial officer will not have any business interests or activities other than as the Company’s, except that they may devote time which shall not be material and which shall not interfere with his duties as the Company’s chief executive officer, to personal passive investments and charitable and community activities.

6.10 Debt Limitation. Until the expiration of two (2) years from the Closing Date, at any given date, the Company’s debt-to- EBITDA ratio shall not exceed 3.5:1 for the most recent 12-months period.

6.11 Independent Directors. No later than sixty (60) days after the Closing Date, the Company shall increase the size of the Board to five or seven and shall cause the appointment of the majority of the Board of Directors to be independent directors, as defined by the rules of the Nasdaq Stock Market. If, for any time after the Closing, the Company is no longer in compliance with this Section 6.11, then, subject to the limit set forth in Section 6.27, the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to fourteen percent (14%) of the Purchase Price per annum, payable monthly in cash as calculated based on the number of days that the Company shall not be in compliance with this Section 6.11.

6.12 Independent Directors on Audit and Compensation Committees. No later than sixty (60) days after the Closing Date, the Company shall have an audit committee comprised solely of not less than three independent directors and a compensation committee comprised of not less than three directors, a majority of whom are independent directors. If, for any time after the Closing, the Company is no longer in compliance with this Section 6.12, then, subject to the limit set forth in Section 6.27, the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to fourteen percent (14%) of the Purchase Price per annum, payable monthly in cash as calculated based on the number of days that the Company shall not be in compliance with this Section 6.12.

6.13 Use of Proceeds. The Company will use the net proceeds from the sale of the Securities, after payment of legal fees and other closing costs, for acquisitions, working capital and other general corporate purposes.

6.14 Right of First Refusal.

6.14.1 In the event that the Company seeks to raise additional funds through a private placement of its securities, other than Exempt Issuances and issuances of the Company’s securities in a firm underwritten IPO as to which this section does not apply (a “Proposed Financing”), for a period of thirty-six months after the Closing provided that the Investors shall continue to beneficially own in the aggregate at least 20% of Series B Preferred Sock or the Common Stock issued thereunder, the Investors shall have the right to participate in such private placement at the offering price so long as such participation does not exceed the total Purchase Price hereunder.

6.14.2 The terms on which the Investors shall purchase securities pursuant to the Proposed Financing shall be the same as such securities are purchased by other investors. The Company shall give the Investors the opportunity to participate in the offering by giving the Investors not less than ten (10) days notice setting forth the terms of the Proposed Financing. In the event that the terms of the Proposed Financing are changed in a manner which is more favorable to the other potential investors, the Company shall provide the Investors, at the same time as the notice is provided to the other potential investors, with a new ten (10) day notice setting forth the revised terms that are provided to the other potential investors.

6.14.3 In the event that the Investors do not exercise its right to participate in the Proposed Financing within the time limits set forth in Section 6.14.2 of this Agreement, the Company may sell the securities in the Proposed Financing at a price and on terms which are no more favorable to the other potential investors than the terms provided to the Investors. If the Company subsequently changes the price or terms so that the price or other terms is more favorable to the other potential investors, the Company shall provide the Investors with the opportunity to purchase the securities on the revised terms in the manner set forth in Section 6.14 of this Agreement.

6.15 Price Adjustment. For so long as the Investors shall hold at least 20% of the Series B Preferred Stock issued hereunder (except for Exempt Issuances not to exceed 5% of the outstanding shares of Common Stock for every two year period and other issuances as to which this Section 6.15 does not apply pursuant to the Certificate of Designations), if the Company closes on the sale or issuance of Common Stock at a sale price, or warrants, options, convertible debt or equity securities with a exercise or conversion price per share which is less than the Conversion Price (as defined in the Certificate of Designation) then in effect, the Conversion Price in effect from and after the date of such transaction shall be adjusted in accordance with the terms of the Certificate of Designations.

6.16 Deliveries from Escrow Based on Pre-Tax Income Per Share.

6.16.1 The Company hereby represents to the Investors that (A) the Company’s consolidated Pre-Tax Income for the fiscal year ending December 31, 2007 shall be at least RMB 67,400,000 (or the Required Pre-Tax Income Per Share) (the “2007 Target Number”), and (B) the Company’s consolidated Pre-Tax Income for the fiscal year ending December 31, 2008 shall be at least RMB 84,924,000 (or the Required Pre-Tax Income Per Share), (the “2008 Target Number”), (C) the Company’s consolidated Pre-Tax Income for the fiscal year ending December 31, 2009 shall be at least RMB 107,004,240 (or the Required Pre-Tax Income Per Share).   As the Investors are relying on such expected profit in making its investment hereunder, and in order to attempt to make whole the Investors in the event these numbers are not met, the Company shall deliver to the Escrow Agent at the Closing the Make Good Escrow Stock. In the event the Company’s consolidated Pre-Tax income, on a fully-diluted basis, for the year ended December 31, 2007, 2008 or 2009 is less than the Target Numbers the percentage shortfall shall be determined by dividing the amount of the shortfall by the applicable Target Number. The Parties hereby agree that:

6.16.1.1 If the Percentage Shortfall the fiscal year 2007is greater than 50%, then the Escrow Agent shall deliver to the Investors all of the Make Good Escrow Stock according to the Investors’ Ownership Percentages. An Investor’s Ownership Percentage Shall be the ratio of such Investor’s initial Purchase Price to the total purchase price of all Shares in this Transaction.  If the percentage shortfall for 2007 is less than fifty percent (50%), then the adjustment percentage shall be determined. The adjustment percentage shall mean the percentage that the percentage shortfall bears to fifty percent (50%). The Escrow Agent shall deliver to an Investor according to such Investor’s Ownership Percentage of such number of shares of Series B Preferred Stock as is determined by multiplying the adjustment percentage by Make Good Escrow Stock and retain the balance. For example, if the percentage shortfall is 20%, the adjustment percentage would be 40%, and 40% of the Make Good Escrow Shares would be delivered to the Investors, with the balance being retained by the Escrow Agent.

6.16.1.2 If the percentage shortfall for 2008 is equal to or greater than fifty percent (50%), then the Escrow Agent shall deliver all of the remaining Make Good Escrow Stock then held by the Escrow Agent to the Investors according to the each Investor’s Ownership Percentage. If the percentage shortfall for 2008 is less than fifty percent (50%), then the adjustment percentage for 2008 shall be determined. The adjustment percentage shall mean the percentage that the percentage shortfall bears to fifty percent (50%). The maximum number of shares to be delivered shall be determined by multiplying the initial Make Good Escrow Shares. The number of shares to be delivered to the Investors shall be the lesser of the number of shares of Make Good Escrow Stock then held by the Escrow Agent or the number of shares determined by the preceding sentence. The Escrow Agent shall deliver to the Investors the number of shares of Make Good Escrow Stock as is determined pursuant to this Section 6.16.1.2 according to the Investor’s Ownership Percentage.

6.16.1.3 If the percentage shortfall for 2009 is equal to or greater than fifty percent (50%), then the Escrow Agent shall deliver all of the remaining Make Good Escrow Stock then held by the Escrow Agent to the Investors according to each Investor’s Ownership Percentage. If the percentage shortfall for 2009 is less than fifty percent (50%), then the adjustment percentage for 2009 shall be determined. The adjustment percentage shall mean the percentage that the percentage shortfall bears to fifty percent (50%). The maximum number of shares to be delivered shall be determined by multiplying the adjustment percentage by initial Make Good Escrow Shares. The number of shares to be delivered to the Investors shall be the lesser of the number of shares of Make Good Escrow Stock then held by the Escrow Agent or the number of shares determined by the preceding sentence. The Escrow Agent shall deliver to the Investors the number of shares of Make Good Escrow Stock as is determined pursuant to this Section 6.16.1.3 according to each Investor’s Ownership Percentage.

6.16.1.4 Notwithstanding anything to the contrary set forth herein, an Investor is only entitled to Make Good Escrow Stock if the Investor owns shares of Series B Preferred acquired under the Purchase Agreement and remains shareholders of the Company at the time that any Make Good Escrow Stock becomes deliverable hereunder.

6.16.2 The distribution of shares of Common Stock pursuant to this Section 6.16 shall be made within seven (7) business days after the date the Company is required to file its Form 10-KSB for the applicable fiscal year with the SEC. In the event that the Company does not file its Form 10-KSB for the year ended December 31, 2007 or 2008 with the SEC within thirty (30) days after the date that filing was required, after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act, all of the remaining shares Make Good Escrow Stock shall be delivered to the Investors.

6.16.3 The parties understand that, pursuant to the Escrow Agreement, the Escrow Agent will not make any deliveries of shares without the signed written instructions from the Company and the Investors.

6.17 Insider Selling. No Restricted Stockholders (as defined below) may sell any shares of Common Stock in the public market prior to the earlier of thirty six (36) months from date the Registration Statement is deemed effective;. “Restricted Stockholders” shall mean any Person who is an officer, director or Affiliate of the Company on the date hereof or who becomes an officer or director of the Company subsequent to the Closing Date. The Company shall require any newly elected officer or director to agree to the restriction set forth in this Section 6.17. Andrew Barron Worden and the Investors shall not be considered “Restricted Stockholders”.

6.18 Non Compete. The Company and any affiliated or related entities, and any all of the officers and directors of the Company may not be involved in any business or ventures which in any way may be deemed to be competitive or have a similar nature in any way to the business of the Company unless such activity is fully within the Company.

6.19 Chief Financial Officer. No later than thirty (30) days after the Closing Date, the Company shall hire a chief financial officer who speaks and understands both English and Chinese and is familiar with GAAP (a “qualified CFO”). If, for any time after the Closing, the Company is no longer in compliance with this Section 6.19 the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to fourteen percent (14%) of the Purchase Price per annum, payable monthly in cash or Series B Preferred Stock at the option of the Investors, such payment shall be based on the number of days that such condition exists. Notwithstanding the foregoing, the Company shall, by Closing, engage an accounting consultant, which may be an accounting firm, that has experience in preparing financial statements for public companies and in advising public companies on the implementation of internal controls as required by the 1934 Act, and shall continue to engage such firm as a consultant until not earlier than the date on which the Company shall have both (i) filed two consecutive annual reports with the SEC on time and without requesting an extension, and (ii) filed a registration statement pursuant to the Registration Rights Agreement and shall have responded to all accounting comments raised by the staff of the SEC to the satisfaction of the accounting examiner at the SEC.

6.20 Employment and Consulting Contracts. For three years after the Closing, the Company shall obtain approval from the majority of the independent directors of the Board of Directors that any awards other than salary are customary, appropriate and reasonable for any officer, director or consultants whose compensation is more than $100,000 per annum. This Section 6.20 does not apply to attorneys, accountants and other persons who provide professional services to the Company. This section shall only apply for so long as that the Investors shall continue to beneficially own in the aggregate at least 20% of Series B Preferred Sock issued hereunder.

6.21 Subsequent Transactions. From the date hereof until such time as no Purchaser holds any of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any transaction involving a “Variable Rate Transaction” or an “MFN Transaction” (each as defined below). The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock. The term “MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the Company on terms more favorable than those granted to such investor in such offering. The Investors shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 6.21 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

6.22 Certificate of Designation. The Board of Directors has approved the Certificate of Designation. The Company shall file the Certificate of Designation with the Secretary of State of the State of Florida prior to the Closing.

6.23 Amendment to Certificate of Incorporation. At or before the next annual meeting of the stockholders of the Company, the Board of Directors shall propose and submit to the holders of the Common Stock for approval, an amendment to the Certificate of Incorporation that provides substantially as follows:

“Subject to the applicable laws of Florida, the terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.”.

6.24 Stock Splits. Except as permitted or required under the Transaction Documents, all forward and reverse stock splits shall effect all equity and derivative holders proportionately.

6.25 Retention of Investor Relations Firm. The Company shall instruct the Escrow Agent to retain $100,000 of the proceeds of the sale of the Securities hereunder to be utilized for payment to investor relations firms in approximately equal quarterly installments. The Company shall retain an investor relations firm within 30 days after the Closing Date. If at any time after 30 days from the Closing, the Company shall not have retained an investor relations and public relations firm, the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to fourteen percent (14%) per annum of the Purchase Price for the Shares payable monthly in cash or Series B Preferred Stock at the option of the Investors, such payment shall be based on the number of days that such condition exists.

6.26 Payment of Due Diligence Expenses. At Closing the Escrow Agent shall disperse to Barron Partners, LLC the sum of seventy five thousand dollars ($75,000.00) for its due diligence expenses.

6.27 Shares Issued as Liquidated Damages. Notwithstanding anything provided in this Agreement, the Warrants and the Registration Rights Statement to the contrary, in no event, shall the aggregate liquidated damages payable by the Company under this Agreement, the Warrant and the Registration Rights Agreement exceed eighteen (18%) of the total Purchase Price. If, pursuant to any Section of this Agreement and the Registration Rights Agreement, liquidated damages are incurred by the Company and are payable by the Company to the Investors in cash and the Company shall have failed to pay the Investors within 15 days following the end of the month when such cash liquidated damages shall have become due, then, at the election of the Investors, shares of Series B Preferred Stock are to be delivered as liquidating damages to the Investors pro rata based on the percentage that the number of Series B Preferred Stock beneficially owned by such Investor bears to the total number of Series B Preferred Stock outstanding at the time when the cash liquidated damages are due. The number of shares due will be calculated by taking amount of liquidating damages due in dollars and divide it by $1.2 per share and further divide it by the Conversion Ratio, as set forth in the Certificate of Designation, which initially shall be 1 for 1. For example if $12,000 worth of liquidating damages are due, each share of Preferred B Stock is convertible into 1 share of Common Stock, then the number of Preferred B Stock received shall be 10,000 shares.

6.28 Management Agreements and Consolidation of Financials. Within 30 days following the Closing Date, the Company shall cause Shaanxi Tianren Food Company, Ltd., its indirect subsidiary in the People’s Republic of China (“Tianren Food”), to (i) extend the term of its current management agreement with HuLuDao WanJia Factory (the “HuLuDao WanJia Agreement”) to 20 years under the terms and conditions similar to those in the current management agreement, and (ii) enter into a management agreement with YinKou Trusty Factory under the terms and conditions similar to those in the HuLuDao WanJia Agreement. When it becomes legally and financially feasible, the Company shall cause Shaanxi Tianren to make arrangements, including without limitation, acquisition arrangements, with HuLuDao WanJia Factory and YinKou Trusty Factory so that after giving effect to such arrangements, the financials of HuLuDao WanJia Factory and YinKou Trusty Factory can be consolidated into the Company’s financials in accordance with the principles of the US GAAP.

6.29 Amendment of Articles of Incorporation. The Company agrees that it shall, in good faith, promptly take any and all such action as may, in the opinion of its counsel, be necessary to effect the Reverse Split (as defined in the Certificate of Designations of the Series B Preferred Stock). In the event the Reverse Split is not effected within 120 days following the Closing Date, then, subject to the limit set forth in Section 6.27, the Company shall pay to the Investors, pro rata, as liquidated damages and not as a penalty, an amount equal to one (1%) of the Purchase Price per month, payable monthly in cash as calculated based on the number of days that the Company shall not be in compliance with this Section 6.29.

Article 7

COVENANTS OF THE INVESTORS

Each Investor covenants and agrees with the Company as follows:

7.2 Compliance with Law. The Investor’s trading activities with respect to Company’s Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Common Stock is listed.

7.3 Limitation on Short Sales. The Investor and its Affiliates shall not engage in short sales of the Company's Common Stock.

7.4 Transfer Restrictions. The Investor acknowledges that (a) the Securities have not been registered under the provisions of the 1933 Act, and may not be transferred unless (i) subsequently registered thereunder or (ii) the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (b) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of said rule and further, if said rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

7.5 Restrictive Legend. The Investor acknowledges and agrees that the Securities shall bear a restrictive legend and a stop-transfer order may be placed against transfer of any such Securities except that the requirement for a restrictive legend shall not apply to Shares sold pursuant to a current and effective registration statement or a sale pursuant Rule 144.

Article 8

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

8.1 No Termination. This Agreement shall not have been terminated pursuant to Article 10 hereof.

8.2 Representations True and Correct. The representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

8.3 Compliance with Covenants. The Investor shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by them prior to or at the Closing Date.

8.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or any Transaction Documents or the transactions contemplated hereby or thereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby or thereby.

8.5 Shareholder Consent. On the Closing Date, shareholders of the Company holding at least a majority of shares of the Company’s Common Stock immediately prior to the Closing shall have consented to the Reverse Split (as defined in the Certificate of Designations of the Series B Preferred Stock).

Article 9

CONDITIONS PRECEDENT TO INVESTORS’ OBLIGATIONS

The obligation of the Investors to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

9.1 No Termination. This Agreement shall not have been terminated pursuant to Article 10 hereof.

9.2 Representations True and Correct. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

9.3 Compliance with Covenants. The Company shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

9.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or any Transaction Document or the transactions contemplated hereby or thereby to recover any damages or obtain other relief as a result of the transactions proposed hereby or thereby.

9.5 Shareholder Consent. On the Closing Date, shareholders of the Company holding at least a majority of shares of the Company’s Common Stock immediately prior to the Closing shall have consented to the Reverse Split (as defined in the Certificate of Designations of the Series B Preferred Stock).

Article 10

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date.

10.1.1 by mutual written consent of the Investors and the Company;

10.1.2 by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of the Investors set forth in this Agreement, or by the Investors upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company or the Investors, respectively, shall have become untrue, in either case such that any of the conditions set forth in Article 8 or Article 9 hereof would not be satisfied (a “Terminating Breach”), and such breach shall, if capable of cure, not have been cured within ten (10) business days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach.

10.2 Effect of Termination. Except as otherwise provided herein, in the event of the termination of this Agreement pursuant to Section 10.1 hereof, there shall be no liability on the part of the Company or the Investors or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease, provided that in the event of a Terminating Breach, the breaching party shall be liable to the non-breaching party for all costs and expenses incurred by the non-breaching party not to exceed $50,000.00.

10.3 Amendment. This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto; provided, however that the 4.9% Limitation may not be amended or waived.

10.4 Waiver. At any time prior to the Closing Date, the Company or the Investors, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of the other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit other than the 4.9% Limitation which may not be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article 11

GENERAL PROVISIONS

11.1 Transaction Costs Except as otherwise provided herein, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement; provided, the Company shall pay Barron Partners, LLC the due diligence expenses as described in Section 6.26.

11.2 Indemnification.

11.2.1 The Investors agree to jointly and severally indemnify, defend and hold the Company (following the Closing Date) and its officers, directors, representatives and agents harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that any of them shall incur or suffer, which arise out of or result from any breach of this Agreement by the Investors or failure by the Investors to perform with respect to the representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

11.2.2 The Company agrees to indemnify, defend and hold the Investors (following the Closing Date) harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to the representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

In no event shall the Company or the Investors be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party. The indemnification by the Investors shall be limited to $50,000.00.

11.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Entire Agreement. This Agreement (together with the schedule, exhibits, and agreements and documents referred to herein) constitute the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission or electronic mail followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

Entech Environmental Technologies, Inc.
c/o Shaanxi Tianren Food Company, Ltd.
Attn: Mr. Yongke Xue
A-4/F Tongxinge, Xietong Building, No.12,
Gaoxin 2nd Road, Hi&Tech Zone,
Xi'an, Shaanxi,710065
Email: xyk666@163.com
Fax: 88386656-86

With a copy to, which copy shall not constitute a notice to the Company

Guzov Ofsink, LLC
600 Madison
New York, New York 10022
Attention: Darren Ofsink
E-mail: dofsink@golawintl.com
Fax: (212) 688-7273

If to Barron:

Barron Partners L.P.
c/o Barron Capital Advisors, LLC
730 Fifth Avenue, 25th Floor
New York, New York 10019
Attn: Andrew Barron Worden
E-mail: abw@barronpartners.com and onf@barronpartners.com
Fax: (212) 359-0222

If to EOS Holdings LLC

Eos Holdings LLC:
2560 Highvale Dr
Las Vegas, NV 89134
Attn: Jon R. Carnes
E-mail: jcarnes@eosfunds.com

11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.7 Binding Effect. All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

11.8 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed to and is equally responsible for its preparation. In

11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

11.10 Jurisdiction; Waiver of Jury Trial. If any action is brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the federal and state courts situated in the City, County and State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court if such party prevails on substantially all issues in dispute.

11.11 Preparation and Filing of Securities and Exchange Commission filings. The Investors shall reasonably assist and cooperate with the Company in the preparation of all filings with the SEC after the Closing Date due after the Closing Date.

11.12 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

11.13 Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

11.14 Third Parties. Except as disclosed in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

11.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission or transmission via electronic mail of a PDF version of this signed Agreement shall be legal and binding on all parties hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Investors and the Company have as of the date first written above executed this Agreement.

THE COMPANY:

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

By:	/s/ Joseph I. Emas
Name:	Joseph I. Emas
Title:	Director

INVESTORS:

BARRON PARTNERS LP

By: Barron Capital Advisors, LLC, its General Partner

/s/ Andrew Barron Worden
Andrew Barron Worden, President

EOS HOLDINGS, LLC

By:	/s/ Jon Carnes
Name:	Jon Carnes
Title:	President

Schedule A

Name and Address	Amount of Investment	Number of Shares of Series B Preferred Stock	Number of Shares Underlying Series B Preferred Stock	Number of Shares Underlying $3.00 Warrants

Barron Partners LP 730 Fifth Avenue, 25th Floor New York, New York 10019 Attn: Andrew Barron Worden	$3,300,000	2,750,000	2,750,000	6,794,118

EOS Holdings, LLC	$100,000	83,333	83,333	205,882

Exhibit A

Form of Certificate of Designation of Preferences, Rights and Limitations

Exhibit B

Closing Escrow Agreement

Exhibit C

Escrow Agreement

Exhibit D

Registration Rights Agreement

Exhibit E-1

$3.00 Warrants